Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY BOARD APPOINTS SCOTT L. THOMPSON
CHAIRMAN OF THE BOARD

Tulsa, Oklahoma, December 12, 2011:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) announced today that Scott L. Thompson, President and Chief Executive Officer, will assume the role of Chairman of the Board of Directors effective immediately.  Mr. Thompson will assume that role from Richard W. Neu, who will remain on the Board of Directors in the position of Lead Independent Director.

About Dollar Thrifty Automotive Group, Inc.
Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Anna Bootenhoff
(918) 669-2236
Anna.Bootenhoff@dtag.com